Exhibit 5.1
September 4, 2009
Smith & Wesson Holding Corporation
2100 Roosevelt Avenue
Springfield, Massachusetts 01104

Re:	Registration Statement on Form S-3 Smith & Wesson Holding Corporation
Ladies and Gentlemen:
     We have acted as legal counsel to Smith & Wesson Holding Corporation, a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 (file no. 333-160911), filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to (1) the registration of the resale of an aggregate of 9,493,808 shares of the Company’s common stock, par value $0.001 per share, as follows: (a) 5,492,286 shares of common stock (the “Shares”) issued by the Company to the former stockholders of Universal Safety Response, Inc. (“USR”) upon the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 18, 2009, among the Company, SWAC-USR I, Inc., SWAC-USR II, Inc., USR, and the Stockholders’ Representative named therein (the “Merger Agreement”); and (b) 4,001,522 shares of common stock (the “Earnout Shares”) issuable by the Company to the former stockholders of USR upon the achievement of certain financial targets as set forth in the Merger Agreement; and (2) the registration of the resale of preferred share purchase rights (the “Rights”) issued or issuable pursuant to the Rights Agreement, dated August 25, 2005 (the “Rights Agreement”), between the Company and Interwest Transfer Company, Inc. (the “Rights Agent”) as follows: (a) 5,492,286 Rights issued with the Shares, and (b) 4,001,522 Rights issuable with the Earnout Shares. The Shares and associated Rights and, upon issuance, the Earnout Shares and associated Rights may be sold from time to time by the former stockholders of USR.
     With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, of the Registration Statement and such other corporate records of the Company, agreements and other instruments, and certificates of public officials and officers of the Company, as we have deemed necessary as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinion, we have, where relevant facts were not independently established, relied upon statements of officers of the Company.
     Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that (a) the Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company; (b) the Earnout Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company; (c) the Shares and the associated Rights have been validly issued and the Shares are fully paid and nonassessable; (d) the Earnout Shares and associated Rights, when issued upon the achievement of certain financial targets as set forth in the Merger Agreement, will be validly issued; and (e) the Earnout Shares, when issued upon the achievement of certain financial targets as set forth in the Merger Agreement, will be fully paid and nonassessable.

     We have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, and that the Company’s Board of Directors has acted in a manner consistent with its fiduciary duties in adopting the Rights Agreement. This opinion does not address whether the Company’s Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would invalidate such rights in their entirety.
     We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the General Corporation Law of the state of Nevada, including the statutory provisions, all applicable provisions of the Nevada Constitution, and the reported judicial cases interpreting those laws currently in effect. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.
     We hereby expressly consent to any reference to our firm under the heading “Legal Matters” in the Registration Statement, the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate governmental agency.
Very truly yours,
/s/ Greenberg Traurig, LLP